As filed with the Securities and Exchange Commission on November 16, 2009

                                                     Registration No. 333-150468
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                          FILED PURSUANT TO RULE 462(D)
                                       TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                EASY ENERGY, INC.
             (Exact name of registrant as specified in its charter)

         Nevada                              3577                            26-0204284
(State or jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
inception or organization)         Classification Code Number)           Identification No.)

                           Suite 105 - 5348 Vegas Dr.
                               Las Vegas, NV 89108
                               Tel: (702) 442-1166
              (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                                EASTBIZ.COM INC.
                                5348 Vegas Drive
                               Las Vegas, NV 89108
                               Tel: (702) 442-1166
 (Name, address, including zip code, and telephone number of agent for service)

                                    Copy to:
                            Edwin L. Miller Jr., Esq.
                          Zysman, Aharoni, Gayer & Co.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02110
                            Telephone: (617) 338-2800
                               Fax: (617) 338-2880

Approximate date of commencement of proposed sale to the public: As soon as practicable after filing this Post-Effective Amendment No. 1 to Form S-1.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

================================================================================

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (File No. 333-150468) is filed pursuant to Rule 462(d) under the Securities Act of 1933 solely to replace
Exhibit 10.7 as filed in Pre-Effective Amendment No. 2 to such Registration Statement, filed with the Securities and Exchange Commission on July 7, 2008.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibit is filed with this Post-Effective Amendment No. 1 to Form S-1, and replaces in its entirety Exhibit 10.7 to the Form S-1 (File No. 333-150468) as amended, as previously filed:

10.7 Investment Agreement dated January 16, 2008 between the registrant and Meir Duke.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nahariya in the State of Israel, on November 16, 2009.

                             Easy Energy, Inc.


                             By: /s/ Guy Ofir
                                 -----------------------------------------------
                                 Guy Ofir
                                 Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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
       Name                                       Title                                       Date
       ----                                       -----                                       ----


/s/ Guy Ofir                       Chief Executive Officer, President                   November 16, 2009
---------------------------        and Director
Guy Ofir                           (Principal Executive Officer)

/s/ Emanuel Cohen                  Chief Financial Officer, Treasurer,                  November 16, 2009
---------------------------        Secretary and Director
Emanuel Cohen                      (Principal Financial and Accounting Officer)
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